Exhibit 99.2

Consent of Qatalyst Partners LP

August 13, 2021

We hereby consent to the use in the proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of Zoom Video Communications, Inc. (the “Registration Statement”) of our opinion dated July 16, 2021 appearing as Annex B to such proxy statement/prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary–Opinion of Five9’s Financial Advisor”; “The Merger–Background of the Merger”; “The Merger–Reasons for the Merger–Recommendation of the Five9 Board and Reasons for the Merger”; “The Merger–Opinion of Five9’s Financial Advisor ”; and “The Merger–Projected Financial Information.” In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ Qatalyst Partners LP
Qatalyst Partners LP